Exhibit 10.1

March 11, 2013

Mr. Douglas G. Bergeron
At the Address on File with VeriFone

Re:    Resignation
Dear Doug:
On behalf of the Board of Directors, I want to thank you for your twelve years of dedicated service and extraordinary accomplishments leading VeriFone and overseeing its transformation into an industry leader. This letter will acknowledge your resignation from your position as Chief Executive Officer of VeriFone Systems, Inc. and from all other positions you hold as an officer and director of VeriFone Systems, Inc. and any of its subsidiaries (together, “VeriFone”), in each case, effective as of 9:00 a.m. Pacific Daylight Savings time, March 12, 2013 (the “Separation Date”). No further action is or will be required for your resignation from such positions to become effective (notwithstanding any “notice” or other similar provision).
VeriFone acknowledges that your resignation as of the Separation Date shall be deemed to be a termination without Cause under the Amended and Restated Employment Agreement among you, VeriFone Systems, Inc. and VeriFone, Inc., dated April 8, 2009 (your “Employment Agreement”). In order to permit you to better plan your future business activities and commitments and to provide a measure of additional protection to the VeriFone, VeriFone hereby elects, as contemplated by Section 1(e)(ii) of your Employment Agreement, to extend your severance period and the Noncompete Period (as defined in your Employment Agreement) through the second anniversary of your Separation Date (such period being the “Extended Severance Period”). As a result, VeriFone will pay you severance in the amount of $1,000,000 per year for such two-year period, payable in equal installments on VeriFone's regular salary payment dates in accordance with, and subject to the terms and conditions of, your Employment Agreement. The offset described in the third and fourth sentences of Section 1(e)(ii) of your Employment Agreement for compensation earned or received by you during the Extended Severance Period will not apply to the extent that your other employment complies with your post-termination obligations under your Employment Agreement.
With respect to your outstanding equity-based awards under VeriFone's 2006 Equity Incentive Plan (the “Incentive Plan”) that have not yet vested as of the Separation Date, you will continue to vest in those awards, other than equity-based awards that vest based on achievement of pre-established performance goals which will cease to vest as of the Separation Date, as if you remained employed by VeriFone until the first anniversary of the Separation Date, subject to compliance with your post-termination obligations under your Employment Agreement. For the avoidance of doubt, any stock option that becomes vested during the additional vesting period set forth in the preceding sentence shall be exercisable until the earlier to occur of ninety days following the first anniversary of the Separation Date and the original term of such stock option, and in no event shall the additional vesting provision set forth in the preceding sentence be deemed to extend the date of termination of your employment beyond the Separation Date for purposes of determining whether you have had Qualifying

Termination (as defined in your applicable award agreements) or for any other purpose. With respect to all of your other outstanding equity based awards under the Incentive Plan, your employment will be treated as having been terminated without cause in accordance with the terms and conditions of the Incentive Plan and the applicable award agreement as of the Separation Date. The parties agree that Appendix A hereto sets forth a true and complete list of your outstanding equity-based awards under the Incentive Plan and the extent to which each such award is vested as of the Separation Date.
In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that any severance payment is determined to be “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, payment of those amounts would be required to be paid not earlier than the first day of the seventh month following your Separation Date. VeriFone and you acknowledge that none of the severance payments that will be made prior to the first day of the seventh month following your Separation Date is “deferred compensation” within the meaning of Section 409A, each severance installment payment is a “separate payment” for purposes of Section 409A, and all of your severance payments and equity awards are intended to comply with Section 409A (or exemptions thereto) and will be administered accordingly.
You and VeriFone hereby acknowledge that, except as affected by your resignation and this letter agreement, your Employment Agreement otherwise remains in effect in accordance with its terms.
Doug, on behalf of the Board, I want to again thank you for your twelve years of dedicated service and many accomplishments. As a Board we are dedicated to building on the foundation you have been instrumental in establishing here and I know that as a shareholder and dedicated alumnus you will expect nothing less from us.
I would appreciate it if you could acknowledge this letter by returning a signed copy to me.
Sincerely,
VeriFone, Inc.

By:/s/ Albert Liu
Name: Albert Liu
Title: Executive Vice President, Corporate Development & General Counsel

VeriFone Systems, Inc.

By:/s/ Albert Liu
Name: Albert Liu
Title: Executive Vice President, Corporate Development & General Counsel

/s/ Douglas G. Bergeron___________________________________________
Douglas G. Bergeron

APPENDIX A

List of Outstanding Equity-Based Awards